EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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CONTACT:  Bruce L. Lev                        Melinda R. LeVino
          Vice President - General Counsel    Director, Corporate Communications
          (203) 899-4529                      (203) 899-4672

                    MICRO WAREHOUSE ANNOUNCES REORGANIZATION

     Norwalk, CT, November 20, 1996 - Micro Warehouse (Nasdaq: MWHS) today announced a significant reorganization, several immediate resignations in its Finance Department, and the future resignation of its Chief Operating Officer. Micro Warehouse will convert to a geographically oriented organizational structure, and realign certain departments in order to serve its markets more effectively going forward.

     Steve Purcell, Micro Warehouse's Vice President of Finance, Chief Financial Officer and Treasurer, and Eric Furman, its Corporate Controller and Chief Accounting Officer, both resigned as officers effective today. The Company has commenced a search for replacements for both positions. Micro Warehouse CEO Linwood A. (Chip) Lacy, Jr. said "As part of the process we intend to expand the Finance Department, adding a Treasurer and additional staff." Messrs. Purcell and Furman will remain as employees of the Company for an interim period to assist with the Company's restatement of prior period results. Mr. Lacy will assume the responsibility of Acting Chief Financial Officer effective immediately.

     In an unrelated circumstance, Mel Seiler, Executive Vice President and Chief Operating Officer, has indicated that he wishes to resign from the Company effective summer of 1997. Mr. Seiler has worked as a consultant or an employee for Micro Warehouse for the past nine years and has been a key leader in the Company's success. CEO Lacy said "I have been extremely grateful for all the help and coaching that Mel has provided me through these initial weeks at the Company."

     Micro Warehouse founder and Chairman, Peter Godfrey, said "Mel has been instrumental in guiding the day-to-day opeations of the Company since its early stages and we will miss his important contribution."

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     Micro Warehouse will convert to a geographically oriented business model.
Until his successor is appointed, Mel Seiler will be responsible for all U.S. and Canadian operations. Mr. Lacy continued "Overseas sales now account for more than 30% of the Company's business. The acquisition in January, 1996 of Inmac with its sizable European business enables us to place sufficient resources within the European market to manage many aspects of its business locally." Jeff Sheahan, Vice President and General manager of European Operations, will continue in his role. The Company intends to either recruit or promote an individual to oversee its operations in Mexico, Japan and Australia as a separate region.

     Micro Warehouse will also realign its U.S. product Marketing and Publications functions. Effective immediately, Adam Shaffer is promoted to Senior Vice President of product and Marketing. He will continue to be responsible for the full range of U.S. product marketing and will assume responsibility for purchasing. Vice President of Purchasing Merle McIntosh will report to him, as will Geoff Boytos, who is today promoted to Vice President of Database Marketing. Mr. Shaffer will report to Mel Seiler, but will continue to work closely on marketing issues with Company founder and Chairman, Peter Godfrey.

     Mr. Shaffer and his organization will provide guidance for product selection and purchasing for Micro Warehouse's international operations. However, after a transition period, these organizations will report on a direct line basis to the geographic areas in which they operate. Database Marketing will continue to be a centralized function.

     Stephen England is promoted to Vice president of Worldwide Publishing Operations. In addition to his present co-operative advertising sales responsibilities, he will assume responsibility for the worldwide publication of catalogs and magazine advertising, as well as catalog printing and production.

     Reporting to Mel Seiler in the U.S. will be Adam Shaffer, Senior Vice President of Product and Marketing; Stephen England, Vice President of Worldwide Publishing Operations; George D'Amico, Vice president of Sales; Bruce Schellinkhout, Vice President of Distribution; Alicia Ivans, General Manager of U.S.A. Flex; and Mike Branchflower, General Manager of Canadian Operations. All of these individuals' duties will remain unchanged except as noted.

     Reporting to Mr. Lacy will be Mel Seiler, Executive Vice President and Chief Operating Officer; Jeff Sheahan, Vice President of European Operations; and Chief Financial Officer; Marty Gordon, Vice President and Chief Information Officer; Bruce Lev, Vice President, General Counsel and Secretary; and Mike Kurtz, Vice president of Human Resources.

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